Exhibit 99.3

GLOBAL CROSSING LIMITED

Letter to DTC Participants Regarding the Offer to Exchange

Any and All Outstanding 12% Senior Secured Notes due 2015

(CUSIP Nos. 37932J AB9 and G3921A AA8)

In Exchange for

12% Senior Secured Notes due 2015

which have been registered under the Securities Act of 1933, as amended, as described in the Prospectus dated                     , 2010.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2010, UNLESS THE OFFER IS EXTENDED BY GLOBAL CROSSING LIMITED (THE “COMPANY”) IN ITS SOLE DISCRETION (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

                    , 2010

To:    Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Global Crossing Limited (the “Company”) is offering, upon and subject to the terms and conditions set forth in a prospectus dated                     , 2010 (as the same may be amended or supplemented from time to time, the “Prospectus”) and the enclosed letter of transmittal (the “Letter of Transmittal” and, together with the Prospectus, the “Exchange Offer”), to exchange its 12% Senior Secured Notes due 2015, which have been registered under the Securities Act of 1933, as amended, for any and all of the Company’s issued and outstanding 12% Senior Secured Notes due 2015 (the “Original Notes”). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in a Registration Rights Agreement, dated as of September 22, 2009, among the Company, the Guarantors (as defined therein) and the initial purchasers referred to therein.

We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, we are enclosing the following documents:

1. A Prospectus dated                     , 2010.

2. The Letter of Transmittal for your use and for the information (or the use, where relevant) of your clients.

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Original Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent (as defined below) prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis.

4. A form of letter that may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2010, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE “EXPIRATION DATE”). THE ORIGINAL NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof) or an Agent’s Message (as defined in the Letter of Transmittal) in lieu thereof, with any required signature guarantees and any other required documents, should be sent to Wilmington Trust FSB, the exchange agent for Exchange Offer (the “Exchange Agent”) and certificates representing the Original Notes, or a book-entry confirmation in respect of beneficial interests in Original Notes, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If holders of Original Notes wish to tender, but it is impracticable for them to forward their certificates for Original Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus in the section entitled “The Exchange Offer” under the heading “Guaranteed Delivery Procedures.”

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Original Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Original Notes pursuant to the Exchange Offer, except as set forth in Instruction 14 of the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Wilmington Trust FSB, the Exchange Agent for the Original Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

GLOBAL CROSSING LIMITED

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures